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                                                               EXHIBIT 8(b)(iii)

                      FIRST AMENDMENT TO SALES AGREEMENT

     THIS AGREEMENT is made by and between The Alger American Fund ("FUND"), a Massachusetts business trust, FRED ALGER MANAGEMENT, INC., a New York corporation ("ADVISER"), and SECURITY LIFE OF DENVER INSURANCE COMPANY ("LIFE COMPANY"), a life insurance company organized under the laws of the State of Colorado (collectively, the "PARTIES").

     WHEREAS, the PARTIES executed a sales agreement dated August 26, 1994 (the "Sales Agreement"), governing how shares of FUND's portfolios are to be made available to certain variable life insurance and/or variable annuity contracts offered by LIFE COMPANY through certain separate accounts (the "Separate Accounts").

     WHEREAS, the FUND portfolios available to the Separate Accounts are listed in Appendix A of the Sales Agreement;

     WHEREAS, the PARTIES have agreed that it is in their interests to make two additional FUND portfolios available to the separate accounts;

     NOW, THEREFORE, in consideration of their mutual promises, LIFE COMPANY, FUND and ADVISER agree as follows:

     1. The Sales Agreement is hereby amended by substituting for the original Appendix A an amended Appendix A in the form attached hereto which adds the Alger American Growth Portfolio and Alger American Leveraged Allcap Portfolio to the list of portfolios made available to the Separate Accounts.

     Executed this 28th day of February, 1995.

                                              The Alger American Fund

     ATTEST: /s/ Nanci Staple                 BY:  /s/ Gregory Duch


                                              Security Life of Denver Insurance
                                              Company

     ATTEST: /s/Bonnie C. Dailey              BY:  /s/ Steve Largent


                                              Fred Alger Management, Inc.

     ATTEST: /s/ Nanci Staple                 BY:  /s/ Gregory Duch
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                                  APPENDIX A


Alger American Small Capitalization Portfolio
Alger American MidCap Growth Portfolio
Alger American Growth Portfolio
Alger American Leveraged Allcap Portfolio